Exhibit 10.2

FOREX INTERNATIONAL TRADING CORP.
3753 Howard Hughes Parkway
Suite 200, Las Vegas, NV 89169

March 4, 2011

Stewart Reich

Re:           Forex International Trading Corp. (the “Company”)

Mr. Reich:

Reference is hereby made to that certain Letter of Appointment between the Company and Stewart Reich. (“Reich”) dated July 29, 2010 (the “Agreement”) relating to the appointment of Reich to the Board of Directors of the Company.  As set forth on section 2(a)(i) of the Agreement, the Company was required to issue to Reich on an annual basis at the commencement of each term shares of common stock of the Company equal to $6,000 divided by the Company’s market price discounted by 25%.  The parties, by executing below, hereby agree that section 2(a)(i) of the Agreement is hereby amended and restated as follows:

i)
The Company will issue you on an annual basis at the commencement of each term shares of common stock of the Company equal to $12,000 divided by the Company’s market price discounted by 25%.  The shares of common stock shall be restricted as required under the Securities Act of 1933.”

We kindly request that you execute this letter below indicating that you agree with the above amendment.  Upon execution, we will deliver you 50,000 shares of common stock for your first year of service which is equal to $12,000 divided by $0.24 (75% of $0.32 – the closing price on December 9, 2010, the first day of trading).

Sincerely,

Forex International Trading Corp.

By:
Name:	Darren Dunckel
Title:	CEO

AGREED AND ACKNOWLEDGED:

Stewart Reich